North Dallas Regional Commercial Banking 4975 Preston Park Boulevard Suite 280 Plano, TX 75093 972 599-5345 972 867-5674 Fax
December 16, 2004

CERTIFIED MAIL:
Receipt No. 24220131950

Pizza Inn, Inc.
3551 Plano Parkway
The Colony, Texas 75056
Attn: Mark Schwartz

     Re: Third Amended and Restated Loan Agreement (as amended by that certain First Amendment to Third Amended and Restated Loan Agreement dated as of March 28, 2004, the (“Loan Agreement”) dated as of January 22,2003 by and between Pizza Inn, Inc. (“Borrower”) and Wells Fargo Bank, National Association (successor to Wells Fargo Bank (Texas), National Association, herein “Bank”). All terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Ladies and Gentlemen:

     The purpose of this letter is to notify you that Bank is aware of a Change of Control resulting from Ronald Parker ceasing to be the Chief Executive Officer of Borrower. As a result of such Change of Control and pursuant to Section 10.12 of the Loan Agreement, the Revolving Credit Commitment and all other lending obligations of Bank under the Loan Agreement or any of the other Loan Documents are automatically terminated.

     Although, pursuant to the Loan Agreement, Borrower has expressly waived notice of Bank’s exercise of certain rights and remedies, this letter is being provided as a courtesy to you. Please be advised that the notice given hereby is being made pursuant to the terms and provisions of the Loan Agreement and the other Loan Documents and is not intended to and does not constitute a waiver of any default under the Loan Documents now or hereafter existing or any of the rights or remedies which Bank may have pursuant to the Loan Documents. No failure to exercise and no delay in exercising, on the part of Bank shall operate as a waiver of any rights which Bank may, now or in the future, have pursuant to the terms of the Loan Documents.

     You are hereby notified that Bank requires strict compliance with the terms and conditions of the Loan Documents and Bank does not in any manner waive any rights or remedies available against Borrower pursuant to the Loan Agreement, Notes, Loan Documents or applicable law. No waiver of any provision of the Loan Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance to which it relates and for the purpose for which it is given. The rights provided for in the Loan Agreement and the other Loan Documents are cumulative and not intended to be exclusive of any other right given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     Your immediate attention to this matter is recommended.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ RALPH C. HAMM, III

Name:	Ralph C. Hamm, III

Title:	Vice President